Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BioScrip/CHS 2006 Equity Incentive Plan of BioScrip, Inc. of our reports dated March 2, 2010, with respect to the consolidated financial statements and schedule of BioScrip, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of BioScrip, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
March 23, 2010